Exhibit 99.3

DOGWOOD THERAPEUTICS FAQ (10/7/24)

What was announced?

●	Virios Therapeutics, Inc. (“Virios”) and Sealbond Limited (“Sealbond”), an indirect parent of Wex Pharmaceuticals, Inc. (“Wex”), have entered into a definitive share exchange agreement pursuant to which the companies will combine in an all-stock transaction (the “Combination”).
●	The combined company’s new name will be Dogwood Therapeutics, Inc. (the “Company” or “Dogwood Therapeutics”) and its stock will trade on the Nasdaq Capital Market under the symbol “DWTX”, effective as of the commencement of trading on October 9th, 2024.
●	Dogwood Therapeutics will be focused on the clinical development of three assets: Halneuron®, currently in Phase 2b development for chemotherapy-induced neuropathic pain (“CINP”); IMC-1, poised for Phase 3 development as a treatment for fibromyalgia (“FM”); and IMC-2, currently in Phase 2 development to treat Long-COVID sequelae.

Can you tell me more about Wex Pharmaceuticals, Inc?

●	WEX Pharmaceuticals Inc., an indirect wholly owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc. (“CKLS”), is a private biopharmaceutical company based in Vancouver, British Columbia, Canada.
●	Wex has been developing a new class of non-opioid analgesics. WEX’s proprietary platform and the lead product is Halneuron®. The active pharmaceutical ingredient in Halneuron® is Tetrodotoxin (TTX) which is a proven sodium channel blocker known to be effective for pain relief.

Will Dogwood Therapeutics be a publicly traded company?

●	Yes, the Company’s common stock will cease trading under the ticker symbol “VIRI” and will begin trading on the Nasdaq Capital Market under the ticker symbol “DWTX” as of the commencement of trading on October 9, 2024.

How will Dogwood Therapeutics be funded?

●	In connection with the Combination, the Company entered into a loan agreement with an affiliate of CKLS for a cash investment of $19.5 million, which will be funded in two tranches, with $16.5 million funded at closing and an additional $3 million to be funded in 1Q25, subject to certain customary conditions.

●	This financing is expected to fund research and operations through several key milestones, including the release of results from the Halneuron® Phase 2b interim analysis assessment expected in 2H25.

What are the next milestones for Dogwood Therapeutics?

●	Halneuron® next milestone: Interim data are expected in 2H25 from the ongoing Phase 2 CINP study.
●	IMC-2 (valacyclovir + celecoxib) next milestone: Topline data are expected in early 4Q24 from an investigator led, double blind controlled proof of concept study assessing two doses of IMC-2 as a combination antiviral treatment for Long-COVID vs placebo.

●	IMC-1 (famciclovir + celecoxib) next milestone: The Company is exploring partnerships to execute the Phase 3 program for IMC-1 as a combination antiviral treatment for FM.

How and when will the Reverse Stock Split be executed?

●	In connection with the Combination, the Company announced it is executing a reverse split of 25-for-1. The reverse stock split will be effective on October 9, 2024, resulting in outstanding shares of common stock of 1,110,317 prior to the issuance of shares pursuant to the share exchange agreement.
●	The 25-for-1 reverse stock split will automatically result in the conversion of each twenty-five current shares of the Company’s common stock into one new share of common stock.
●	No fractional shares will be issued in connection with the reverse stock split.
●	In lieu thereof, each stockholder who would be entitled to receive a fractional share will be entitled to receive a cash payment equal to the fair market value of such fractional share.
●	The Company expects its common stock to begin trading on a split-adjusted basis on the Nasdaq Capital Market as of the commencement of trading on October 9, 2024 with a new CUSIP number of 92829J203 and under the symbol “DWTX”.

Do VIRI shareholders need to take any action related to the Reverse Stock Split?

●	No, VIRI shares will automatically convert to DWTX shares and then convert to one share of DWTX for every 25 shares of VIRI owned on October 9, 2024.
●	If you have any questions, please contact the Company’s transfer agent:

Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717

T: 877-830-4936

shareholder@broadridge.com

How will the Combination transaction be executed?

●	Pursuant to the definitive share exchange agreement, immediately following the reverse stock split, Sealbond, the sole stockholder of Wex and an indirect wholly-owned subsidiary of CKLS, will receive an aggregate of 211,383 shares of common stock and 2,108.3854 shares of non-voting convertible preferred stock (with a conversion ratio of preferred to common at 1:10,000) (the "Preferred Stock”) which represents, on a fully diluted basis, approximately 94% of the Company’s ownership for Sealbond and approximately 6% of the Company’s ownership for the pre-Combination stockholders of Virios Therapeutics. The Company will have a combined fully diluted equity value of approximately $105 million (excluding transaction fees).
●	The issuance of shares of common stock upon conversion of the Preferred Stock issued in the Combination is subject to stockholder approval in compliance with the rules of the Nasdaq Stock Market.
●	A non-transferrable Contingent Value Right (“CVR”) will be distributed entitling Dogwood Therapeutics stockholders of record as of October 17, 2024 to receive 87.75% of certain proceeds received by Dogwood Therapeutics, if any, related to future development or regulatory milestone payments resulting from corporate partnering transactions of IMC-1 and IMC-2.

Can I transfer my CVR?

●	No. The CVR is a contractual right only and cannot be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, subject to the terms of the CVR agreement, which will be provided in the Company’s SEC filings related to the Combination.

When will the transaction be finalized?

●	The transaction closed today, October 7, 2024.

Will there be a stockholder meeting related to the Combination?

●	Stockholder approval was not required to entered into or complete the Combination.
●	The Company will file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from Company stockholders in connection with the [Company’s expected meeting seeking stockholder approval of conversion of the Preferred Stock and other matters related to the conversion of the Preferred Stock and the Combination.]
●	Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for such meeting, including the schedules and appendices thereto.

Who do I contact to get information about my shares?

●	If you have any questions, please contact the Company’s transfer agent:

Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717

T: 877-830-4936

shareholder@broadridge.com

Where can I find additional information about the transaction?

●	The Company, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s expected meeting seeking stockholder approval of conversion of the Preferred Stock and other matters related to the conversion of the Preferred Stock and the Combination.
●	Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in Virios Therapeutics, Inc.’s definitive proxy statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on April 25, 2024.
●	To the extent holdings of the Company’s common stock have changed since the amounts set forth in Virios’ definitive proxy statement for the 2024 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.
●	The Company intends to file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from Company stockholders in connection with the Company’s expected meeting seeking stockholder approval of conversion of the Preferred Stock and other matters related to the conversion of the Preferred Stock and the Combination. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for such special meeting, including the schedules and appendices thereto.
●	INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AS WELL AS ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.
●	Stockholders will be able to obtain copies of the proxy statement, any amendments or supplements to the proxy statement, the accompanying proxy card, and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.
●	Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at https://ir.DWTX.com/ or by contacting Investor Relations at Dogwood Therapeutics, Inc., 44 Milton Avenue, Alpharetta, GA 30009 or by emailing Dogwood’s Investor Relations at IR@dwtx.com.

Forward-Looking Statements

Statements in this FAQ contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this FAQ are forward-looking statements. Forward-looking statements contained in this FAQ may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to the Company’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

For any additional investor questions, please contact IR@virios.com.